INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of IES Utilities Inc. on Form S-4 of our report dated January 29, 1998 (April 21, 1998, as to the fourth paragraph of Note 1) which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 1, relating to the financial statements of Interstate Power Company for the year ended December 31, 1997 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Davenport, Iowa
January 15, 2001